STOCK PURCHASE AGREEMENT

by and among

SMLB LTD.,

THE STOCKHOLDERS OF SMLB LTD.

and

FORTRESS INTERNATIONAL GROUP INC.

Dated as of January 2, 2008

(i)

3.26.	Restrictions on Business Activities	18
3.27.	Certain Business Practices	18
3.28.	Takeover Statutes	18
3.29.	Disclosure	18
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS	18
4.1.	Authorization	18
4.2.	The Shares	19
4.3.	Consents and Filings	19
4.4.	Noncontravention	19
4.5.	No Legal Proceedings	19
4.6.	Receipt of Buyer Common Stock for Seller’s Own Account	19
4.7.	Accredited Investor	19
4.8.	Disclosure of Information	19
4.9.	Restricted Securities	20
4.10.	Legends	20
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	20
5.1.	Organization and Existence	20
5.2.	Authorization	20
5.3.	Consents and Filings	20
5.4.	Noncontravention	20
5.5.	No Legal Proceedings	21
5.6.	Valid Issuance of Buyer Common Stock	21
5.7.	Brokers	21
ARTICLE VI	COVENANTS	21
6.1.	Conduct of the Business	21
6.2.	Access	21
6.3.	Government Filings	22
6.4.	Further Actions	22
6.5.	Tax Returns	22
6.6.	No Solicitation of Other Proposals.	22
ARTICLE VII	CONDITIONS TO CLOSING	23
7.1.	Conditions Precedent to Buyer’s Obligations	23
7.2.	Conditions Precedent to the Company’s and Seller’s Obligations	25
ARTICLE VIII	INDEMNIFICATION OBLIGATIONS	25
8.1.	Survival	25
8.2.	Sellers’ Indemnification Obligations	26
8.3.	Notice of Claim	26
8.4.	Direct Claims	26
8.5.	Third Party Claims	26
8.6.	Disputes	27

(ii)

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	27
9.1.	Termination	27
9.2.	Effect of Termination	28
ARTICLE X	MISCELLANEOUS	28
10.1.	Expenses; Transfer Taxes	28
10.2.	Notices	28
10.3.	Severability	29
10.4.	Amendments and Waivers	30
10.5.	Counterparts	30
10.6.	Entire Agreement	30
10.7.	No Third Party Beneficiaries	30
10.8.	Governing Law	30
10.9.	Consent to Jurisdiction; Waiver of Jury Trial	30
10.10.	Publicity	31
10.11.	Assignment	31
10.12.	Construction	32

(iii)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 2, 2008 by and among FORTRESS INTERNATIONAL GROUP, INC., a Delaware corporation (“Buyer”), SMLB LTD., an Illinois corporation (the “Company”), and the undersigned holders of the outstanding shares of capital stock of the Company (each, a “Seller” and, collectively, the “Sellers”).

RECITALS

A. The Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Shares”), with each Seller owning the number of Shares set forth on such Seller’s signature page hereto.

B. Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to Buyer, in each case on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning the set forth in Section 8.6.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(iii).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 6.6(a).

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” has the meaning set forth in Section 2.1(b)(iii).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Cash Consideration” has the meaning set forth in Section 2.1(b)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Funnel Report” has the meaning set forth in Section 2.6.

“Closing Working Capital” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Plan” has the meaning set forth in Section 3.13(a).

“Company Representatives” has the meaning set forth in Section 6.6(a).

“Consent” has the meaning set forth in Section 3.4.

“Current Assets” has the meaning set forth in Section 2.4(d).

“Current Liabilities” has the meaning set forth in Section 2.4(d).

“Damages” means any and all claims, lawsuits, liabilities, losses, damages, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Direct Claim” has the meaning set forth in Section 8.3.

“Direct Claim Counter Notice” has the meaning set forth in Section 8.4.

“Earn-Out Payments” has the meaning set forth in Section 2.6.

“EBITDA” has the meaning set forth in Section 2.5(a).

“EBITDA Earn-Out Payment” has the meaning set forth in Section 2.1(b)(iv)).

“EBITDA Earn-Out Period” has the meaning set forth in Section 2.5(c).

“EBITDA Earn-Out Worksheet” has the meaning set forth in Section 2.5(a).

“Employment Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Encumbrance” means any charge, claim, lien, pledge, security interest, voting agreement, option, right of first refusal, easement, servitude, right of way, or other encumbrance or similar restriction.

“ERISA” has the meaning set forth in Section 3.13(a).

“Escrow Agent” has the meaning ascribed thereto in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3(a)(iii).

“Filing” has the meaning set forth in Section 3.4.

“Financial Statements” has the meaning set forth in Section 3.66.

“GAAP” has the meaning set forth in Section 2.4(a).

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Inbound Licenses” has the meaning set forth in Section 3.12(c).

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Intellectual Property” means all U.S. and foreign intellectual property rights, including patents, inventions, technology, discoveries, processes, know-how, trademarks, service marks, trade names, brand names, domain names, corporate names, logos, copyrights, and copyrightable works (including software and related items), and trade secrets, and all registrations, applications, continuations, continuations-in-part, divisions, provisionals, reissues, re-examinations and similar protections relating thereto.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the Sellers, after reasonable investigation by such persons.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity.

“Lease” has the meaning set forth in Section 3.17.

“Legal Proceeding” means any action, claim, lawsuit, arbitration, proceeding or investigation.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company, taken as a whole, other than events or changes generally occurring in the businesses in which the Company operates or in the economy in general.

“Material Contract” means any contract or agreement required to be set forth on Schedule 3.11(a).

“NASDAQ CM” has the meaning set forth in Section 2.1(b)(iii).

“Note” has the meaning set forth in Section 2.1(b)(ii).

“Notice of Claim” has the meaning set forth in Section 8.3.

“Notice of Disagreement” has the meaning set forth Section 2.4(b).

“Outbound Licenses” has the meaning set forth in Section 3.12(c).

“Parties” means the parties to this Agreement, and “Party” means any of the Parties.

“Permit” means any permit, licenses, registrations or other authorization.

“Permitted Encumbrances” means (a) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings; (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other liens arising or incurred in the ordinary course of business; (c) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) with respect to real property, (i) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by an investigation of title to the extent and nature which a prudent buyer of property in the relevant jurisdiction would carry out, (ii) any conditions that may be shown by survey, title report or physical inspection (whether or not made) and (iii) zoning, building and other similar restrictions, so long as none of (i) or (ii) or (iii) prevent the use of such real property substantially as currently used by the Company or materially affect the value of any such property.

“Person” means any individual, corporation, limited liability company, limited partnership, general partnership, joint venture, trust, association, Governmental Entity or other organization or entity.

“Project Earn-Out Payment” has the meaning set forth in Section 2.6.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Section 2.5(b) Accountants” has the meaning set forth in Section 2.5(b).

“Section 2.5(b) Notice” has the meaning set forth in Section 2.5(b).

“Securities Act” has the meaning set forth in Section 4.7.

“Seller” and “Sellers” have the meanings set forth in the preamble to this Agreement.

“Seller’s Cash Consideration” with respect to any Seller means the dollar amount of Cash Consideration equal to the product of (x) the aggregate Cash Consideration payable pursuant to Section 2.1(b)(i) multiplied by (y) such Seller’s Proportionate Interest.

“Seller’s Proportionate Interest” with respect to any Seller means the percentage set forth on Schedule A attached hereto.

“Sellers’ Representative” has the meaning set forth in Section 2.5(a).

“Seller’s Stock Consideration” with respect to any Seller means the number of shares of Buyer Common Stock equal to the product of (x) the aggregate number of shares of Buyer Common Stock issuable pursuant to Section 2.1(b)(iii) multiplied by (y) such Seller’s Proportionate Interest.

“Shares” has the meaning set forth in the Recital A to this Agreement.

“SMLB Common Stock” means the common stock of the Company.

“Statement” has the meaning set forth in Section 2.4(a).

“Tax” or “Taxes” means all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 8.3.

“Working Capital” has the meaning set forth in Section 2.4(d).

ARTICLE II
PURCHASE AND SALE OF THE SHARES; ADJUSTMENT

2.1. Purchase and Sale of the Shares.

(a) Subject to the terms and conditions hereof, at the Closing, each Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from each Seller, legal and beneficial ownership of the Shares held by such Seller, free and clear of Encumbrances of any kind.

(b) Subject to Section 2.4 hereof, the aggregate purchase price for the Shares (the “Purchase Price”) shall consist of the following:

(i) $2,000,000 in cash in immediately available funds, subject to adjustment as provided herein (the “Cash Consideration”);

(ii) unsecured promissory note in the aggregate original principal amount of $500,000, substantially in the form attached hereto as Exhibit A (the “Note”);

(iii) that number of fully paid, nonassessble shares of common stock of Buyer, par value $0.0001 per share (the “Buyer Common Stock”) as shall be equal to $500,000, calculated based on the average of the last reported sale prices per share of Buyer Common Stock on the NASD Capital Market (the “NASDAQ CM”) over the 20 consecutive trading days ending on the trading day that is two trading days prior to the Closing Date; and

(iv) subject to the limitation set forth in Section 2.7 the earn-out amounts, if any, determined in accordance with the provisions of Sections 2.5 and 2.6.

2.2. Closing. The closing of the purchase and sale of the Shares (the “Closing”) will take place on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII, or at such other date as may be agreed to by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

2.3. Deliveries and Payments at the Closing.

(a) At the Closing, Buyer shall deliver or cause to be delivered:

(i) to the applicable Seller, such Seller’s Cash Consideration by wire transfer of immediately available funds to such account or accounts as may be designated by such Seller in writing no later than two Business Days prior to the Closing, in each case against delivery by such Seller of the certificates evidencing the Shares being sold by such Seller, duly endorsed or accompanied by duly executed stock powers;

(ii) the Note referred to in Section 2.1(b)(ii);

(iii) to DeSio, Franzen & Associates Ltd. as escrow agent (the “Escrow Agent”), under an escrow agreement to be entered into at Closing, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), duly executed stock certificates for the shares of Buyer Common Stock representing each Seller’s Stock Consideration in the amounts set forth on Schedule A, to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement;

(iv) to the Company, the officer’s certificate referred to in Section 7.2(c) hereof; and

(v) such other documents as Sellers may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b) At Closing, Sellers shall deliver or cause to be delivered to Buyer:

(i) a receipt for the payment of the Sellers’ Cash Consideration;

(ii) Employment Agreements, dated as of the Closing Date, executed by each of Larry Bergfalk and Erick Detloff, each substantially in the form of Exhibit C attached hereto (each, an “Employment Agreement”);

(iii) any closing certificates referred to in Section 7.1(c) hereof; and

(iv) such other documents as Buyer may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

2.4. Purchase Price Adjustment.

(a) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Sellers a balance sheet of the Company prepared in accordance with United States generally accepted accounting principles (“GAAP”), and a statement attached thereto (the “Statement”), certified by an officer of Buyer, setting forth Working Capital (as defined in Section 2.4(d)) as of the close of business on the Closing Date (the “Closing Working Capital”).

(b) During the 30-day period following each Seller’s receipt of the Statement, the Sellers and their accountants shall be permitted to review the working papers of Buyer relating to the Statement. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Sellers’ Representative gives written notice of the Sellers’ disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall:

(i) specify in reasonable detail the nature of any disagreement so asserted;

(ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.4; and

(iii) be accompanied by a certificate of the Seller’s accountants stating that they concur with each of the positions taken by Sellers in the Notice of Disagreement.

If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with Clause A or B below) shall become final and binding upon the Sellers and Buyer on the earlier of (A) the date the Sellers’ Representative (as defined below) and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, the Sellers’ Representative and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Buyer and its accountants shall have access to the working papers of the Seller’s accountants prepared in connection with their certification of the Notice of Disagreement. At the end of such 30-day period, the Sellers and Buyer shall submit to an independent accounting firm that has not had a previous relationship with the Sellers or Buyer (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement, in the form of a written brief. The Accounting Firm shall be Deloitte or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Sellers and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The parties shall instruct the Accounting Firm to render its decision as promptly as practicable but in no event later than 60 days after its selection. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.4 shall be borne by Buyer and the Sellers in equal proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of the Sellers’ accountants incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by the Sellers, and the fees and disbursements of the accountants of Buyer incurred in connection with their certification of the Statement and review of any Notice of Disagreement shall be borne by Buyer.

(c) The Purchase Price shall be decreased by the amount by which Closing Working Capital is less than $300,000, which amount shall be payable by Sellers by reduction of such amount from the Note or, by Buyer having the right to set-off payment to Sellers with respect to any Earn-Out Payment that remains payable, at Buyer’s election upon notice to Sellers. For the avoidance of doubt, provided that Sellers deliver the certificate required to be delivered by Sellers to Buyer as provided in Section 7.1(p) and subject to the provisions of this Section 2.4, prior to Closing, Sellers may transfer to accounts designated by Sellers any cash of the Company in excess of the $300,000 Working Capital requirement. In the event that Sellers choose not to exercise their right to the distribution of the Closing Working Capital in excess of $300,000 prior to the Closing Date and defer distribution of said funds until after the delivery and acceptance by both parties of a balance sheet and the Statement referred to in Section 2.4(a) of this Agreement, Buyer agrees to disburse said funds within then (10) days of the final acceptance of the Sellers or their designated agent. This working capital disbursement to the Sellers shall have no effect on the EBITDA Earn-Out Payments stipulated in Section 2.5(c), (i), (ii), and (iii), or the Project Earn-Out Payments referred to in Section 2.7 of the Agreement.

(d) The term “Working Capital” means Current Assets (as defined below) minus Current Liabilities (as defined below). The terms “Current Assets” and “Current Liabilities” mean the consolidated current assets and consolidated current liabilities, respectively, of the Company calculated in accordance with GAAP applied consistently throughout the periods involved. Without limiting the generality of the foregoing, Current Liabilities will include all accrued tax liabilities through the Closing Date.

2.5. EBITDA Earn-Out.

(a) Delivery of Financial Information. Within 90 days after the last Business Day of each EBITDA Earn-Out Period (as defined below), Buyer shall deliver to each Seller a work sheet (the “EBITDA Earn-Out Worksheet”) prepared by Buyer’s independent public accountants or Buyer’s Chief Financial Officer (or his designee), setting forth Buyer’s determination of earnings with respect to the business of the Company (but not including any projects or other items set forth in the Closing Funnel Report (as defined below)) before interest, taxes, depreciation and amortization (“EBITDA”) equal to Buyer’s determination of such Seller’s Proportionate Interest of the EBITDA Earn-Out Payments for said Earn-Out Period. Subject to execution of a Non-Disclosure Agreement in customary form, Sellers shall have the right, at Sellers’ expense, once during each EBITDA Earn-Out Period, at reasonable times and upon reasonable notice, to examine, and to have one representative, who shall initially be Larry Bergfalk or Sellers’ authorized agent, (the “Sellers’ Representative”) examine, the books and records relating to the Company to determine whether the calculation and payment of the EBITDA Earn-Out Payment are being conducted in accordance with the provisions of this Agreement.

(b) Disputes Regarding EBITDA Earn-Out Worksheet. In the event that Sellers dispute any amounts reflected on any EBITDA Earn-Out Worksheet, Sellers’ Representative shall notify Buyer in writing (such notice, a “Section 2.5(b) Notice”), within 30 days after the delivery of the EBITDA Earn-Out Worksheet, setting forth the amount, nature and basis of the dispute. Within the following 10 days, the parties shall use their reasonable best efforts to resolve in good faith such dispute. Upon their failure to do so, Sellers’ Representative and Buyer shall, within 10 days from the end of such 10 day period, jointly engage an Independent Accountant (the “Section 2.5(b) Accountants”). The Section 2.5(b) Accountants shall be engaged jointly by Buyer and Sellers’ Representative to decide the dispute with respect to the EBITDA Earn-Out Worksheet within 30 days from its appointment; such decision to be communicated to both parties in writing. The decision of the Section 2.5(b) Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith. The fees and expenses of such Section 2.5(b) Accountants shall be borne by one-half by Buyer and one-half by Sellers’ Representative.

(c) Calculation of EBITDA Earn-Out Payment. Subject to the $600,000 limitation on payment set forth herein, the EBITDA Earn-Out Payment (the “EBITDA Earn-Out Payment”) for each of the two twelve 12 month periods beginning on January 1, 2008 and ending on December 31, 2008 and beginning on January 1, 2009 and ending on December 31, 2009 (each such twelve-month period individually, an “EBITDA Earn-Out Period,”) shall be determined as follows with respect to any EBITDA Earn-Out Period:

(i) to the extent EBITDA during any EBITDA Earn-Out Period is less than or equal to $600,000, the Earn-Out Payment shall equal $0.00;

(ii) to the extent EBITDA during any EBITDA Earn-Out Period is greater than $600,000, the EBITDA Earn-Out Payment shall equal $150,000 plus the sum of (x) $1 for every dollar of EBITDA between $600,000 and $750,000; and

(iii) in addition to subsection 2.5(c)(ii), to the extent EBITDA during any EBITDA Earn-Out Period is greater than $750,000, the EBITDA Earn-Out Payment shall equal 20% of such excess amount.

2.6. Project Earn-Out. A Closing Funnel Report (the “Closing Funnel Report”) outlining all Company projects under contract as of the Closing Date, and as shall be amended from time to time to include any project or proposal that comes under contract through December 31, 2008, shall be delivered by Sellers to the Buyer at Closing. In addition to any EBITDA Earn-Out Payment, Sellers shall be entitled to a one-time contingent payment equal to 50% of the after tax profit earned on the projects set forth in the Closing Funnel Report (the “Project Earn-Out Payment”, and together with the EBITDA Earn-Out Payment, the “Earn-Out Payments”), which Project Earn-Out Payment, if any, will be paid to the Sellers on March 31, 2009.

2.7. Payment of Earn-Outs. Subject to the provisions of Section 2.8, Buyer shall deliver any Earn-Out Payment to Sellers, or an authorized agent designated by Sellers, based on each Seller’s Proportionate Interest; provided, that notwithstanding anything to the contrary set forth herein, in no event shall Sellers be entitled to receive any Earn-Out Payments in excess of $600,000 in the aggregate.

2.8. Right of Set-Off. Buyer’s obligation to make the Earn-Out Payments is subject to reduction or non-payment due to (a) any claim for Damages that a Buyer Indemnified Party may have against Sellers in accordance with Article VIII and (b) any decrease in the Purchase Price pursuant to Section 2.4(c).

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Sellers and the Company jointly and severally represent and warrant to Buyer as follows:

3.1. Organization and Standing. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Illinois and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries, and does not own, directly or indirectly, any shares of or other ownership interest in any Person. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 lists the jurisdictions in which the Company is qualified to conduct business as a foreign corporation. The Company has made available to Buyer true, complete and correct copies of the constitutive documents of the Company, as amended to the date of this Agreement, and has made available to Buyer each such entity’s its minute books and stock records. The Company is not in violation of any provision of its respective certificate or articles of incorporation, by-laws or similar constitutive document.

3.2. Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by each of the transactions contemplated hereby and thereby are within the Company’s power and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

3.3. Noncontravention. Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, (a) contravene or violate any material provision of the organizational documents of the Company or (b) contravene or violate any material provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Encumbrance (other than a Permitted Encumbrance) on the Company pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which the Company is a party or by which the Company is bound.

3.4. Consents and Filings. No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

3.5. Capital Stock. The authorized capital stock of the Company consists of 1,000,000 shares of SMLB Common Stock, of which 1,000 shares of SMLB Common Stock are outstanding as of the date hereof. Sellers own 100% of the issued and outstanding shares of Common Stock. All of the issued and outstanding shares of SMLB Common Stock are duly authorized, validly issued, fully paid and nonassessable. None of the Shares were issued in violation of (a) any purchase option, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, (b) the organizational documents of the Company, (c) any agreement to which the Company is subject or by which it is bound, or (d) the Securities Act of 1933 (the “Securities Act”) or any state blue sky laws. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock of the Company. There are no voting trusts or other similar agreements with respect to the voting of the SMLB Common Stock.

3.6. Financial Statements. Attached hereto as Schedule 3.6 are true and correct copies of (a) the balance sheets as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended for the Company, and b) the unaudited balance sheets as of November 30, 2007 and the related statements of operations and cash flows of the Company for the 11 month period then ended (collectively “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) during the periods involved and fairly present in all material respects the financial position and the results of operations and cash flows of the Company as of the dates and for the periods presented therein.

3.7. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Company does not have any material liabilities except liabilities (a) reflected on, accrued or reserved against in the Financial Statements or the notes thereto or (b) incurred in the ordinary course of business since January 1, 2007

3.8. Absence of Certain Changes. Since January 1, 2007, the Company has operated its business in the ordinary course, consistent with past practice and there has not been any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the scope of the foregoing, except as set forth on Schedule 3.8:

(a) The Company has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material assets other than in the ordinary course of business;

(b) The Company has not acquired any material assets except in the ordinary course of business, nor acquired or merged with any other business;

(c) No material tangible asset or property owned, leased or licensed by the Company has been destroyed, damaged or otherwise lost (whether or not covered by insurance);

(d) The Company has not increased the salary or other compensation payable or to become payable to any of its respective officers, directors, partners or employees or obligated itself to pay any bonus or other additional salary or compensation (including, without limitation, through any deferred compensation, severance, retirement, change of control, retention or similar agreement or arrangement) to any such person other than in the ordinary course of business and consistent with past practice;

(e) The Company has not made any material change in any pricing, marketing, purchasing, tax or accounting practice, or made any material tax election or settled or compromised any material income tax liability;

(f) The Company has not made any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of its capital stock, or any repurchase, redemption or other acquisition of any outstanding shares of its capital stock or other securities;

(g) The Company has not made any loan, advance or capital contribution to or investment in any Person;

(h) The Company has not amended, rescinded or terminated (and not renewed) any existing Material Contract or arrangement and no such Material Contract or arrangement has expired or terminated (and not been renewed) by its terms;

(i) The Company has not settled or compromised any material Legal Proceeding; and

(j) The Company has not entered into any commitment (contingent or otherwise) to do any of the foregoing.

3.9. Litigation. Except as set forth in Schedule 3.9, (a) there are no Legal Proceedings by or before any Governmental Entity or arbitration tribunal pending, or to the Knowledge of the Company, threatened, against the Company, and (b) no injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to the Company or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

3.10. Compliance with Laws.

(a) The Company conducts its business in material compliance with all applicable Laws.

(b) The Company has all material Permits necessary for the conduct of its business as presently conducted, all of such Permits are valid and in full force and effect and the Company is in compliance with the terms of all of such Permits. Except as set forth in Schedule 3.10(b), the consummation of the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any Permit.

3.11. Material Contracts.

(a) Set forth in Schedule 3.11(a) is a list of the following agreements in effect on the date of this Agreement: each commitment or agreement (other than purchase orders and similar agreements entered into in the ordinary course of business) for the purchase of any materials, supplies, goods, products, services or equipment or licensing of rights that requires an annual expenditure by the Company of more than $50,000 that cannot be terminated on not more than ninety calendar days’ notice without payment of any penalty;

(i) each personal property under which the Company is a lessee that requires annual payments of more than $50,000 that cannot be terminated on not more than ninety calendar days’ notice without payment of any penalty;

(ii) any partnership, joint venture or other similar agreement or arrangement to which the Company is a party;

(iii) any agreement relating to the merger or consolidation with, or acquisition or disposition of the securities or all or substantially all of the business or assets of, any other Person;

(iv) any agreement relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(v) any agreement between any Seller or any controlled Affiliate of any Seller, on the one hand, and the Company, on the other hand;

(vi) any employment, consulting, severance, retention and deferred compensation agreements involving the Company;

(vii) any agreement that limits in any material respect the freedom of the Company to compete in any line of business or with any Person or in any area; and

(viii) any other agreement that is material to the business of the Company.

(b) Except as set forth in Schedule 3.11(b), (i) each Material Contract is a legal, valid and binding obligation of the Company, in full force and effect and enforceable against the Company in accordance with its terms, (ii) the Company has not received written notice, and has no reason to believe, that any Material Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) the Company has not received notice of any material default under any Material Contract, and (iv) the Company has not issued a notice to any counterparty to a Material Contract that such party is in default under any Material Contract. The Company has made available to Buyer accurate copies of the Material Contracts.

3.12. Intellectual Property.

(a) Schedule 3.12(a) sets forth a list of all U.S. and foreign patents, registrations and applications for Intellectual Property and all material unregistered Intellectual Property owned by the Company. The Company owns or has the right to use all of the Intellectual Property used in its business and all of the patents, registrations and applications listed on Schedule 3.12(a) are unexpired and subsisting, and have not been abandoned or cancelled.

(b)  The Company has taken all reasonable steps to maintain the confidentiality of all information that constitutes a material trade secret of the Company.

(c) Schedule 3.12(c) sets forth a complete and accurate list of (i) all material agreements granting to the Company any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company (collectively, the “Inbound Licenses”), other than commercially available standard software applications and (ii) all material license agreements under which the Company has granted any rights under any Intellectual Property to any third party (collectively, the “Outbound Licenses”), other than non-exclusive licenses granted in the ordinary course of business in a standard form (which form has been provided to Buyer). No loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License is pending or, to the Knowledge of the Company, reasonably foreseeable or threatened. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License or Outbound License. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s rights or obligations under any Inbound License or any Outbound License.

(d) The Intellectual Property owned by the Company or licensed under any Inbound License constitutes all the material Intellectual Property rights necessary for the conduct of the businesses of the Company as each is currently conducted.

(e) None of the products or services distributed, sold or offered by the Company, nor any technology, content, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company materially infringes upon, misappropriates, or violates any Intellectual Property of any third party. The Company has not received any written notice or claim asserting that any such infringement, misappropriation or violation is occurring or has occurred. To the Knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company.

3.13. Benefit Plans.

(a) Schedule 3.13(a) lists each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each material severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plan, program or policy sponsored or maintained by the Company for the benefit of current and former employees of the Company (each, a “Company Plan”). Copies or descriptions of each Company Plan have been or will be furnished or made available to Buyer.

(b) Except as set forth in Schedule 3.13(b), each Company Plan is in compliance with ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with the terms of such plan and all applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(c) Except as set forth in Schedule 3.13(c), no Legal Proceedings involving any Company Plan has occurred or, to the Knowledge of the Company, is threatened (other than routine claims for benefits by participants).

(d) The Company does not contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or has incurred any withdrawal liability under any such multiemployer plan under Title IV of ERISA which remains unsatisfied.

3.14. Labor; Employees.

(a) Except as set forth in Schedule 3.14, the Company is neither a party to or bound by any collective bargaining or similar labor agreement, nor is one presently being negotiated, there are no existing or, to the Knowledge of the Company, threatened strikes, lockouts or other labor stoppages involving the employees of the Company, there is no union organization campaign being conducted with respect to employees of the Company, and there is no litigation relating to employment matters pending against the Company.

(b) Schedule 3.14(b) sets forth a true and correct list of the name and current annual salary of each officer or employee of the Company whose annual base salary exceeds $50,000 and any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company to each such officer or employee for the current fiscal year.

3.15. Taxes. Except as set forth in Schedule 3.15, (a) all Tax Returns required to be filed by the Company have been filed (except those under valid extension), (b) all Taxes which were shown to be due on such Tax Returns have been paid (unless such Taxes are being contested in good faith), (c) there is no Legal Proceeding or audit now pending against, or with respect to, the Company in respect of any Taxes or assessments, (d) the Company has never been a member of an affiliated group (other than a group the common parent of which is the Company filing a consolidated Return, (e) the Company does not have any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise, (f) the Company is not a party to any Tax sharing agreement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, (g) all Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority and (h) there are no liens with respect to Taxes upon the assets of the Company except for statutory liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith.

3.16. Environmental Matters. Except as disclosed in Schedule 3.16 (a) the Company complies with all applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater or otherwise relating to pollution, contamination or protection of the environment and possesses and complies with all applicable Permits required under any such Laws to operate as it currently operates; and (b) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek to enforce or impose liability under any such Law against the Company, or to revoke or modify any such Permit held by the Company.

3.17. Real Property. Schedule 3.17 hereto sets forth a complete and correct list of all real property owned or leased by the Company, identifying in each case whether such property is owned or leased. The Company has good title to, or a valid and binding leasehold interest in the real property owned by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances). Each lease with respect to any real property leased by the Company (a “Lease”) is in full force and effect as of the date hereof and the Company is not in breach or default or has repudiated any provision of any Lease, and, to the Knowledge of the Company, neither has any counterparty to any Lease. No event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under any Lease. There are no material disputes, oral agreements, or forbearance programs in effect as to any Lease. The Company has not assigned, transferred, conveyed, subleased, mortgaged, deeded in trust or encumbered any interest in the leasehold interest.

3.18. Personal Property. The Company owns or has a valid leasehold interest in all personal property used in its business and all such personal property is in good working order, wear and tear excepted, and no material maintenance or replacement projects are required or scheduled for the next 12 months.

3.19. Sufficiency of Assets. The assets of the Company constitute all of the assets (whether real or personal, tangible or intangible) that are reasonably necessary for the continued conduct of the business of the Company after the Closing in the same manner as presently conducted. All of such assets are either reflected on the Financial Statements or were acquired since December 31, 2006, except for inventories sold since such date in the ordinary course of business.

3.20. Insurance. Schedule 3.20 contains an accurate and complete description of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

3.21. Suppliers and Customers. Schedule 3.21 lists the top 20 suppliers (by amount paid to them) and the top 20 customers (by the amount paid by them) of the Company, taken as a whole, for the year ended December 31, 2006 and for the 11 months ended November 30, 2007. The Company has not (a) received any written notice of, or has any reason to believe that there are, any outstanding or threatened disputes with any material supplier or customer that have not been resolved, or (b) any reason to believe that there exist any reasonable grounds for any such dispute. No material supplier or customer has indicated in the last twelve months that it intends to stop, materially decrease the rate of, or materially change the terms on which it does business with the Company.

3.22. Bank Accounts; Authorized Signatories. Schedule 3.22 contains a complete and correct list of the names and locations of all banks in which the Company has a bank account, lock box, safe deposit box and a list of all persons authorized to withdraw funds from or otherwise take actions with respect thereto.

3.23. Brokers. Neither the Company nor any Seller has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, agent’s commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer or the Company has, will have or may have any liability.

3.24. Affiliate Transactions. Except for employment and consulting relationships and the payment of compensation and benefits in the ordinary course of business or as disclosed Schedules 3.8 or 3.11, the Company is not a party to any material agreement or arrangement with any stockholder, officer, director or Affiliate of the Company.

3.25. Books and Records. The minutes of the meetings of the Company’s stockholders, boards of directors and committees thereof and the written consents executed in lieu of the holding of a meeting contained in the minute books of the Company delivered to Buyer are true and correct.

3.26. Restrictions on Business Activities. Except as set forth on Schedule 3.26, there is no agreement, judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

3.27. Certain Business Practices. The Company has not: (a) used any funds for material unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any material unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other material unlawful payment.

3.28. Takeover Statutes. No applicable takeover statute or similar Law and no provision of the certificate of incorporation or bylaws, or other organizational document or governing instruments of the Company or any contract to which the Company is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement or the acquisition of Acquired Interest by Buyer (i) would or would purport to restrict or impair the ability of Buyer to vote or otherwise exercise the rights of a stockholder with respect to securities of the Company or (ii) would or would purport to entitle any Person to acquire securities of the Company.

3.29. Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any certificate or statement provided or to be provided to Buyer by or on behalf of the Company pursuant hereto, taken together as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or necessary to provide a prospective purchaser of the Company with all information material thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as follows:

4.1. Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby and thereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

4.2. The Shares. Such Seller is the record and beneficial owner of the Shares to be sold by such Seller hereunder, free and clear of any Encumbrances and, upon transfer of the Shares to Buyer on the Closing Date in accordance with the terms of this Agreement, Buyer will receive good and valid title to the Shares, free and clear of any Encumbrances.

4.3. Consents and Filings. No Consent or Filing with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby.

4.4. Noncontravention. The execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the transactions contemplated hereby will not, (a) contravene or violate any provision of the organizational documents of such Seller, or (b) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in an adverse claim to the Shares held by such Seller pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which such Seller is a party or by which such Seller is bound.

4.5. No Legal Proceedings. No Legal Proceedings are pending or threatened against such Seller relating to, or that could prevent or delay the consummation of, the transactions contemplated hereby.

4.6. Receipt of Buyer Common Stock for Seller’s Own Account. The Buyer Common Stock is being acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities laws.

4.7. Accredited Investor. Each Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each Seller agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the purchase of the Buyer Common Stock and sale of the Shares.

4.8. Disclosure of Information. Each Seller represents and warrants that (a) he or she has had an opportunity to discuss the Buyer’s business, management, financial affairs and is aware of the character, business acumen and general business and financial circumstances of Buyer, (b) has the requisite knowledge and experience to assess the relative merits and risks of a sale of the Shares and a purchase of the Buyer Common Stock, (c) has received and has carefully read and evaluated copies of all documents relevant to the sale and purchase contemplated by this Agreement, and (d) has had full opportunity to ask questions and receive answers concerning the historical business and operations of the Buyer, as well to evaluate the prospects, future financial condition and the likelihood of success of Buyer.

4.9. Restricted Securities. Each Seller is aware that the Buyer Common Stock is subject to significant restrictions on transfer and may not be freely sold for one year from the date of initial transfer to Sellers or Escrow Agent. Such Seller represents that he or she (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties, (b) can afford the complete loss of his or her investment, and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Buyer Common Stock.

4.10. Legends. In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the parties, each certificate evidencing Buyer Common Stock shall bear the following legends (unless Buyer receives an acceptable opinion of counsel that any such legend is not required):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and to the Sellers as follows:

5.1. Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2. Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

5.3. Consents and Filings. No Consent of, or Filing with, any Governmental Entity by Buyer is required for or in connection with the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

5.4. Noncontravention. The execution, delivery and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the organizational documents of Buyer, or (b) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except in the case of clause (b) to the extent that any such events would not materially impair or materially delay the ability of Buyer to effect the Closing.

5.5. No Legal Proceedings. There are no Legal Proceedings pending against Buyer, and Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which, individually or in the aggregate would, enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise prevent Buyer from complying in all material respects with the terms and provisions hereof or thereof.

5.6. Valid Issuance of Buyer Common Stock. The Buyer Common Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable. Assuming the accuracy of each Seller’s representations above, the Buyer Common Stock will be issued in compliance with applicable federal and state securities laws.

5.7. Brokers. Neither Buyer nor any of Buyer’s directors, officers, employees or agents has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other fees or commissions to investment bankers, brokers or finders in connection with the transactions contemplated by this Agreement for which any Seller, or, in the event the Closing does not occur, the Company, has, will have or may have any liability.

ARTICLE VI
COVENANTS

6.1. Conduct of the Business. From the date hereof until the Closing Date, Sellers shall cause the Company to (a) operate its business in the ordinary course in all material respects, (b) promptly advise Buyer of any material adverse change in the Company that has occurred or that would reasonably be expected to occur, (c) comply in all material respects with all Laws applicable to the Company in the conduct of its business, (d) use its reasonable efforts to maintain its assets and properties in good operating condition in all material respects (ordinary wear and tear excepted), (e) use reasonable efforts to keep available the services of its officers and employees, (f) perform all of its material obligations under the Material Contracts, and (g) make all Filings and pay any fees necessary to maintain in good standing all Permits. From the date hereof until the Closing Date, Sellers shall not permit the Company to, do or take any action that would have been required to be disclosed on Schedule 3.8 if it had been taken prior to the date hereof.

6.2. Access. From the date of this Agreement until the Closing, Sellers shall cause the Company to give Buyer and its lenders, financial sources and authorized representatives full access to the personnel, offices, properties, books and records of the Company and shall furnish Buyer and its lenders, financial sources and authorized representatives with such financial and operating data and other information concerning the Company as may reasonably be requested. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, to the extent permitted by applicable Law, Sellers shall inform Buyer of, and consult with Buyer concerning, all material transactions and decisions affecting the business of the Company, with the understanding that management of the Company will have final decision making authority through the Closing Date.

6.3. Government Filings. Each of the Company, Buyer and Sellers, agree to use its respective commercially reasonable efforts to (a) obtain any and all licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign Governmental Entities as are required in connection with the consummation of the transactions contemplated hereby, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Entities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby, and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

6.4. Further Actions. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

6.5. Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Returns (including any amendments thereto) for the Company for all Tax periods, whether ending on, prior to or after the Closing Date.

6.6. No Solicitation of Other Proposals.

(a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Company nor any Seller shall, authorize or permit any of its respective officers, directors, employees, representatives or agents (collectively, the “Company Representatives”) directly or indirectly to, (i) solicit, facilitate, initiate, encourage or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving the Company or the issuance or acquisition of shares of capital stock or other securities of the Company or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other securities of the Company, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or other assets of either Company, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Buyer or its Affiliates of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated and shall cause all Company Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly notify the Company Representative of its obligations under this Section 6.6. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Company or any Company Representative, whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of this Section 6.6 by the Company.

(b) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Board of Directors of the Company nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the sale of the Shares to Buyer contemplated by this Agreement, (ii) subject to applicable Law, withdraw or modify or propose to withdraw or modify in a manner adverse to Buyer its approval or recommendation of the sale of the Shares to Buyer, this Agreement or the transactions contemplated hereby, (iii) upon a request by Buyer to reaffirm its approval or recommendation of this Agreement or the sale of the Shares to Buyer, fail to do so within two Business Days after such request is made, (iv) approve, enter or permit or cause either Company to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal or (v) resolve or announce its intention to do any of the foregoing.

(c) In addition to the other obligations of the Company set forth in this Section 6.6, the Company shall immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

ARTICLE VII
CONDITIONS TO CLOSING

7.1. Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the Closing and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties contained in Article III and Article IV shall be true and correct in all material respects at and as of the Closing, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(b) Covenants Performed. The Company and each Seller shall have performed, on or before the Closing Date, all material obligations contained in this Agreement which by the terms hereof are required to be performed by it on or before the Closing Date.

(c) Compliance Certificate. Buyer shall have received the certificates signed by an officer of the Company certifying as to the matters set forth in Sections 7.1(a) and 7.1(b) above.

(d) Required Consents and Approvals. All of the approvals, consents and licenses listed on Schedule 7.1(d) shall have been obtained.

(e) No Injunction, Etc. There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(f) Deliverables. The Company and the Sellers shall have delivered the items set forth in Section 2.3(b).

(g) Employment Agreements. Each of Larry Bergfalk and Erick Detloff shall have (i) terminated all existing employment agreements with the Company entered into prior to the date hereof, and (ii) executed and delivered Employment Agreements, as of the date hereof, to Buyer.

(h) Legal Opinion. The Sellers shall have delivered to Buyer an opinion, dated the Closing Date, of Sellers’ counsel, substantially in the form of Exhibit D attached hereto.

(i) Good Standing Certificates. The Company shall have delivered to Buyer a certificate of good standing from the Secretary of State of its jurisdiction of incorporation and the Secretary of State or other appropriate authority of each jurisdiction in which it is qualified or licensed to do business. Each such certificate shall be dated no more than 10 Business Days prior to the Closing Date.

(j) Resignations. Each of the officers and directors of the Company shall have delivered resignations to Buyer, in form and substance satisfactory to Buyer.

(k) Due Diligence. Buyer and Buyer’s counsel shall have received from the Company and Sellers all documents and other materials requested in writing for the purpose of examining the Company’s technology, assets, financial condition, and the status of the Company’s rights in and to all such technology and assets, and all such documents and other materials shall be reasonably satisfactory to Buyer and such counsel.

(l) No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.

(m) Board of Directors Approval. The approval of the Agreement and the transactions contemplated herein by the Board of Directors of the Buyer shall have been obtained.

(n) Strategic Alliance. A strategic alliance agreement, in form and substance reasonably satisfactory to Buyer, between the Company and Aerico, Inc. shall have been entered into.

(o) Escrow Agreement. Buyer shall have entered into the Escrow Agreement.

(p) Working Capital. On the Closing Date, the Company and Sellers shall deliver to Buyer a certificate, signed by the Chief Financial Officer (or comparable person) of the Company, certifying that the Working Capital is at least $300,000.

(q) Shareholders Agreement. The Shareholders Agreement, dated September 14, 2007 shall have been terminated.

7.2. Conditions Precedent to the Company’s and Seller’s Obligations. The obligation of the Company and each Seller to consummate this Agreement and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects at and as of the Closing.

(b) Obligations Performed. Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Buyer on or before the Closing Date.

(c) Compliance Certificate. The Company shall have received a certificate signed by an authorized officer of Buyer certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) Deliverables. The Buyer shall have delivered the items set forth in Section 2.3(a).

(e) No Injunction, Etc. There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

ARTICLE VIII
INDEMNIFICATION OBLIGATIONS

8.1. Survival. Each of the representations and warranties of the Company and the Sellers contained in Articles III and IV of this Agreement shall survive the Closing and not terminate until 12 months from the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.15, 3.17, 4.1, and 4.2 shall not terminate and shall survive indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Article VIII of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of a good faith claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof. The obligations of the Sellers and the Company under Article VI shall survive the Closing and shall continue indefinitely.

8.2. Sellers’ Indemnification Obligations. From and after the Closing, the Sellers, jointly and severally, agree to indemnify and hold Buyer and its Affiliates, including the Company and its respective officers, directors and stockholders (the “Buyer Indemnified Parties”) harmless and shall reimburse Buyer Indemnified Parties for any Damages incurred or suffered by Buyer Indemnified Parties arising out of any misrepresentation or breach of representation or warranty, covenant or agreement made or to be performed by any Seller (or the Company) under this Agreement, it being understood and agreed that for purposes of this Article VIII, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Company Material Adverse Effect” or any similar limitations or qualifications.

8.3. Notice of Claim. If a claim is asserted against a Buyer Indemnified Party by a third party (a “Third Party Claim”) that could reasonably be expected to give such Buyer Indemnified Party the right to be indemnified under this Article VIII, or if a Buyer Indemnified Party believes that it is entitled to indemnification under this Article VIII on the basis of a direct claim against such Buyer Indemnified Party under this Agreement (a “Direct Claim”), then the Buyer Indemnified Party seeking indemnification hereunder shall give written notice thereof (a “Notice of Claim”) to the Seller (the “Indemnifying Party”) as promptly as is practicable from the date on which the Buyer Indemnified Party obtains knowledge of such claim, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Notice of Claims shall specify whether the claim is a Third Party Claim or a Direct Claim, and shall set forth in reasonable detail the grounds and the amount or estimated amount of the claim.

8.4. Direct Claims. The Indemnifying Party shall have 20 Business Days from receipt of the Notice of Claim with respect to any Direct Claim to deliver to the Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Direct Claim Counter Notice”). If no such objection if given in a timely manner, the Indemnifying Party shall be deemed to have consented and agreed to such item or amount. Should the Parties, within such 20 Business Days period (subject to any possible extensions agreed between them), agree, in whole or in part, upon the Indemnifying Party’s liability for Damages, the Indemnifying Party shall pay to the Buyer Indemnified Party the entire agreed upon amount of Damages.

8.5. Third Party Claims. Upon receipt by the Indemnifying Party of a Notice of Claim with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Buyer Indemnified Party and the Buyer Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof, provided that the Buyer Indemnified Party is reimbursed by the Indemnifying Party for its costs in connection therewith. If the Indemnifying Party elects to assume the defense of such claim, the Buyer Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and the Buyer Indemnified Party, in which case the reasonable fees and expenses of one such counsel shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of a Third Party Claim, the Buyer Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate, the reasonable costs and expenses of which shall be borne by the Indemnifying Party. If the Indemnifying Party has assumed the defense of any claim against the Buyer Indemnified Party, the Indemnifying Party shall not settle such claim without the prior written consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party does not assume the defense of a Third Party Claim, but does not dispute the Buyer Indemnified Party’s right to indemnification by delivering to the Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Third Party Claim Counter Notice” and collectively with the Direct Claim Counter Notice, a “Counter Notice”), the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party’s expense, and the Buyer Indemnified Party shall not settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

8.6. Disputes. In the event that Sellers shall dispute any claim for indemnification made hereunder, Buyer and the Sellers’ Representative will attempt to resolve such dispute through good faith negotiation. If Buyer and the Sellers’ Representative are unable to resolve such dispute through good faith negotiation within 30 days after the Sellers deliver the Counter Notice, the dispute will be settled by binding arbitration conducted before a single arbitrator. Either Buyer or the Sellers’ Representative may submit the dispute to arbitration. The arbitration will be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and will be held in the State of Maryland. The arbitrator shall be mutually agreed upon by Buyer and the Sellers, but if they are unable to agree on an arbitrator, the arbitrator shall be appointed by AAA. All arbitration proceedings shall be closed to the public and confidential. All records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitrator’s decision. The arbitrator will be bound by the terms and conditions of this Agreement and shall have no power, in rendering his or her award, to alter or depart from any express provision of these agreements, and his or her failure to observe this limitation shall constitute grounds for vacating the award. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1. Termination. This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual written agreement of Buyer and the Company;

(b) by Sellers, acting unanimously, by written notice to Buyer if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section 7.2 (unless the failure results primarily from any action or inaction of the Company or any Seller in violation of the terms of this Agreement);

(c) by Sellers, acting unanimously, by written notice to Buyer, if any of Buyer’s representations and warranties made in Article V were materially inaccurate when made or if Buyer is unable to pay the consideration for the Shares at the time that the Closing is otherwise required to occur;

(d) by Buyer by written notice to each of the Sellers if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section 7.1 (unless the failure results primarily from any action or inaction of Buyer in violation of the terms of this Agreement); or

(e) by Buyer if any of the representations and warranties made in Article III or Article IV were materially inaccurate when made or if Buyer will not be able to obtain good title, free of all Encumbrances, to all of the Shares at the Closing.

9.2. Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party to the other Parties. This Section 9.2 and the provisions of Article X shall survive any termination hereof pursuant to Section 9.1.

ARTICLE X
MISCELLANEOUS

10.1. Expenses; Transfer Taxes. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, the Sellers, and not the Company nor Buyer, shall be responsible for any and all fees or other costs to any third party advisors to either Company or the Sellers incurred prior to the Closing. Notwithstanding any provision of this Agreement to the contrary, (a) any transfer, documentary, sales, use, registration and other such Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne equally by the Sellers, on the one hand, and Buyer, on the other hand; and (b) Buyer will pay for the audit of the Company’s 2006 financial statements.

10.2. Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed or sent by telecopier:

(a) if to Buyer (or to the Company after the Closing), to:

Fortress International Group, Inc.
9841 Broken Land Parkway, Suite 100
Columbia, Maryland 21046
Attention: Thomas P. Rosato
Fax: (410) 312-9979

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Kenneth R. Koch, Esq.
Fax: (212) 983-3115

(b) if to the Company prior to the Closing, to:

SMLB Ltd.
716 W. Algonquin Road
Arlington Heights, Illinois
Attention: Laurence Bergfalk
Fax: (847) 545-9226

with a copy to (which shall not constitute notice):

Sanchez, Daniels and Hoffman
333 West Wacker Drive - Ste 500
Chicago, Illinois 60606
Attention: Neal McQueeney
Fax: (312) 641-3004

(c) if to a Seller, to the address set forth on such Seller’s signature page  hereto.

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telecopier, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telecopier notice from being effective). Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if sent by telecopier, when such telecopy is transmitted to the fax number specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received.

10.3. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.4. Amendments and Waivers. This Agreement may not be amended, supplemented, modified or terminated except by an instrument in writing signed on behalf of Buyer, the Company and Sellers holding over 50% of the Shares at the time of such termination. The Parties hereto may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. The execution of this Agreement by any of the Parties may be evidenced by way of a facsimile transmission of such Party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such Party thereto.

10.6. Entire Agreement. This Agreement (together with the agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7. No Third Party Beneficiaries. Except for the rights of the Buyer Indemnified Parties under Article VIII, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer upon any other Person any rights or remedies.

10.8. Governing Law. This Agreement and all claims arising out of or relating to it shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to the conflicts of Laws rules thereof.

10.9. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Maryland, or if such court does not have jurisdiction, the Howard County Circuit Court located in Ellicott City, Maryland, or if such court does not have jurisdiction, the Howard County District Court, located in Ellicott City, Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.2 shall be effective service of process for any Legal Proceeding in Maryland with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Maryland or (b) the Howard County Circuit Court or Howard County District Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.

10.10. Publicity. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with each other with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, however, that, to the extent that any announcement regarding this Agreement or the transactions contemplated hereby is made at any time, each Party may issue further announcements (including press releases, tombstones and similar announcements) without the consent of the other Party so long as such further announcements are consistent with, and not broader in scope than, the previously issued announcement.

10.11. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties, except that Buyer may (a) assign any of its rights under this Agreement to any one or more Affiliates, (b) make a collateral assignment of any rights or benefits hereunder to any lender, or (c) assign any or all of its rights, interests or obligations hereunder in connection with any sale of Buyer or the Company of all or substantially all of the assets of Buyer or the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this 10.11 shall be null and void, ab initio. Assignment by any Party in accordance with the terms of this 10.11 shall not relieve the assignor of any liability.

10.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as of drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, “hereunder” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references in this Agreement to “dollars” and “$” are to United States dollars. Any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTRESS INTERNATIONAL GROUP, INC.	SMLB LTD.

By: /s/ Thomas P. Rosato	By: /s/ Laurence E. Bergfalk
Name: Thomas P. Rosato	Name: Laurence E. Bergfalk
Title: Chief Executive Officer	Title: President

[Counterpart Signature Pages of the Sellers follow]

[Counterpart Signature Page to Stock Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLER:
John Mazur

Print or Type Name of Seller (must match stock certificate)

/s/ John Mazur
Signature of Seller or Authorized Signatory

_____________________________________________
Print or Type Name and Title of Authorized Signatory

Number of Shares of Company Held: 250

Notice Address:

_____________________
Street Address

_____________________
City     State     Zip Code

Telecopy No.: (      )

Taxpayer Identification Number: ________

[Counterpart Signature Page to Stock Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLER:
Gregory N. Schwabe

Print or Type Name of Seller (must match stock certificate)

/s/ Gregory N. Schwabe
Signature of Seller or Authorized Signatory

_____________________________________________
Print or Type Name and Title of Authorized Signatory

Number of Shares of Company Held: 250

Notice Address:

_____________________
Street Address

_____________________
City     State     Zip Code

Telecopy No.: (    )

Taxpayer Identification Number: ________

2

[Counterpart Signature Page to Stock Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLER:
Erick Detloff

Print or Type Name of Seller (must match stock certificate)

/s/ Erick Detloff
Signature of Seller or Authorized Signatory

_____________________________________________
Print or Type Name and Title of Authorized Signatory

Number of Shares of Company Held: 250

Notice Address:

_____________________
Street Address

_____________________
City     State     Zip Code

Telecopy No.: (      )

Taxpayer Identification Number: ________

3

[Counterpart Signature Page to Stock Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLER:
Laurence Bergfalk

Print or Type Name of Seller (must match stock certificate)

/s/ Laurence Bergfalk
Signature of Seller or Authorized Signatory

_____________________________________________
Print or Type Name and Title of Authorized Signatory

Number of Shares of Company Held: 250

Notice Address:

_____________________
Street Address

_____________________
City     State     Zip Code

Telecopy No.: (    )

Taxpayer Identification Number: ________

4

SCHEDULE A

SCHEDULE OF SELLERS

Name and Address of Seller	Shares of the Company Owned	Percentage Interest	Cash Consideration Paid to Seller at Closing	Stock Consideration placed in Escrow	Proportion of Note to be Paid to Seller [1]
Larry Bergfalk	250	25%	$500,000	24,224	$125,000
Erick Detloff	250	25%	$500,000	24,224	$125,000
Gregory N. Schwabe	250	25%	$500,000	24,224	$125,000
John Mazur	250	25%	$500,000	24,224	$125,000

1 Assumes full payment of $500,000 Note.

5